Exhibit 99.3

P.O. Box 4323
Houston, TX  77210
(713) 381-6500

Enterprise Products and TEPPCO Exit Texas Offshore Oil Port Project

Houston, Texas (April 21, 2009) – Enterprise GP Holdings L.P., (NYSE: EPE)(the “Parent Company”) announced today that Enterprise Products Partners L.P. (“Enterprise”) and TEPPCO Partners, L.P. (“TEPPCO”) announced that, effective April 16, 2009, their respective affiliates that were partners in the Texas Offshore Port System partnership (“TOPS”) dissociated, or exited, from TOPS and forfeited their investments and combined two-thirds ownership interest in the partnership.

In August 2008, affiliates of Enterprise, TEPPCO and Oiltanking Holding Americas, Inc. (“Oiltanking”) formed the TOPS partnership to design, construct, operate and own a Texas offshore crude oil port and pipeline system that would facilitate delivery of waterborne crude oil cargoes to refining centers located along the upper Texas Gulf Coast.  The total cost of the project had been estimated at $1.8 billion. Enterprise, TEPPCO and Oiltanking each owned, through their respective subsidiaries, a one-third interest in the joint venture.  The decision to dissociate from TOPS was in connection with a disagreement with the Oiltanking partner.

Oiltanking has alleged in a response to the notices of dissociation that the dissociation of the affiliates of Enterprise and TEPPCO was wrongful and in breach of the TOPS partnership agreement.  Enterprise and TEPPCO believe that their actions in dissociating from the TOPS partnership are permitted by, and in accordance with, the terms of the TOPS partnership agreement and, should the need arise, intend to vigorously defend such actions.

Within their respective financial statements, Enterprise and TEPPCO accounted for their individual ownership interests in TOPS using the equity method of accounting.  As a result of common control of TEPPCO and Enterprise by the Parent Company, TOPS was a consolidated subsidiary of the Parent Company and Oiltanking’s interest in the joint venture was accounted for as a noncontrolling interest.  For financial reporting purposes, the TOPS partnership was included within the Parent Company’s Investment in Enterprise Products Partners’ business segment.

As a result of the dissociation of Enterprise and TEPPCO, consolidated net income for the Parent Company is expected to reflect a non-cash charge of approximately $68 million for the second quarter of 2009. The estimated loss represents the consolidated equity that Enterprise and TEPPCO held in the TOPS partnership at April 16, 2009, which primarily reflects capital contributions for construction in progress amounts.  The TOPS project was in the preliminary stages of development and major construction activities had not yet commenced.  The estimated impact on net income attributable to the Parent Company is expected to be approximately $9 million, as nearly all of the non-cash loss will be absorbed by noncontrolling interests in consolidation (i.e., by third-party and related-party unitholders of Enterprise and TEPPCO other than the Parent Company).

Enterprise GP Holdings is one of the largest publicly traded GP partnerships. It owns the general partners of Enterprise Products Partners L.P. and TEPPCO Partners, L.P. in addition to limited partner interests in both entities.  It also owns non-controlling general partner and limited partner interests in Energy Transfer Equity, L.P.  For more information on Enterprise GP Holdings L.P., visit www.enterprisegp.com.

This news release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, such as the partnership's expectations regarding crude oil demand, refinery expansions and related commercial matters, and capital expenditures, capital projects and future operating results. These risks and uncertainties include, among other things, insufficient cash from operations, market conditions, governmental regulations, competition, customer demand and other factors discussed in Item 1A. “Risk Factors” of Enterprise GP Holdings L.P.'s most recent Form 10-K and any subsequent filings on Form 10-Q filed with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts: Randy Burkhalter, Investor Relations, (713) 381-6812, Rick Rainey, Media Relations (713) 381-3635